Exhibit 10.iii.i.

Description of Mosaic Synergy Incentive Plan

Prior to the business combination (the “Combination”) between IMC Global Inc. and Cargill Crop Nutrition, The Mosaic Company (“Mosaic”) established a goal of achieving pre-tax operating synergies from the Combination of $145.0 million on an annual run-rate basis by the end of the fiscal year ending May 31, 2007. We surpassed that goal by the end of fiscal 2006, and expect to continue to achieve additional benefits from our synergy efforts in the fiscal year ending May 31, 2007. Synergy benefits include, but are not limited to, benefits from cost reduction and cost avoidance initiatives, production volume enhancement efforts, opportunity savings, capital spending avoidance and other classifications. The majority of these benefits have an impact on operating costs which assists in offsetting higher operating costs facing Mosaic (particularly in the Phosphates business) such as energy and other production input costs, wage and benefit costs, water treatment costs, raw material costs, general inflation and the costs required to achieve the synergy benefits. In order to motivate key employees, including executive officers, to achieve or exceed the expected levels of synergies, in addition to the Mosaic Incentive Plan, Mosaic established a Synergy Incentive Plan for each of its first three fiscal years (ending May 31, 2007) pursuant to which key managers, including executive officers, are eligible for additional annual cash incentive compensation. The Synergy Incentive Plan is designed to incent key employees to achieve synergies from the Combination. Under the Synergy Incentive Plan, a bonus pool is established for each fiscal year based upon attainment of levels of annual pre-tax synergies from the Combination that have been pre-established by Mosaic’s Board of Directors, upon the recommendation of its Compensation Committee. Individual bonuses are payable from the pool based upon the assessment, by the Compensation Committee, in the case of executive officers, and by the Company’s Senior Leadership Team, in the case of other participants, of business unit and individual contributions towards achieving Mosaic’s synergy goals.